Exhibit 99.1

my fellow shareholders...

The year 2009 was a benchmark for our company. Our results reflect the economic climate, volatility in global credit markets and the significant steps we have taken to invest in our future growth. Even with changes in strategy and lessons learned over the past year, we continue to maintain our commitment to serving the needs of our shareholders and to providing insurance protection to present and future generations of professional services firms.

One of the most difficult issues we faced in 2009 was the end of our 16-year relationship in the AICPA-sponsored professional liability program. Our existing treaty and reinsurance agreements with CNA were mutually terminated on December 31, 2008, under favorable terms and conditions. We entered into a Commutation and Release Agreement whereby CNA assumed responsibility for prior years’ undetermined and unpaid liabilities in exchange for payment of a portion of the reserves which we had previously set aside.

This marked the beginning of a new chapter in our company’s growth. In September 2009, we launched a new subsidiary, AmerInst Professional Services, Ltd. (APSL), and entered into an agency relationship with Crum & Forster Insurance Group to provide professional liability coverage to accounting firms within the U.S. As part of a professional liability quota share agreement, AmerInst Insurance Company, Ltd. will provide reinsurance to Crum & Forster insurance companies for this book of professional liability business.

We are pleased to partner with Crum & Forster, a national property and casualty insurance company that provides a broad range of standard and specialty commercial insurance products, and is well regarded for its financial strength (rated “A” Excellent by A. M. Best). Together, we are focusing on serving the needs of our customers and remain confident that our professional liability products will make a difference in their lives. As we start building relationships, we would like to thank AmerInst shareholder Anne Pelosof, CPA, of Addison, Texas, who was the first to endorse our new coverage with the purchase of an accountants’ professional liability policy.

Investing in Tomorrow

Winning customer confidence is essential to any marketing campaign and product branding helps reach a larger audience. We have created Protexure, an innovative new name and logo that touts the benefits of professional liability insurance with a strategy that focuses on web site optimization. We are committed to providing a satisfying on-line customer experience with access to easy to use web tools and specialists who are best equipped to help answer product-related questions. A streamlined 24/7 direct-to-insured web-based capability will make it easier for targeted firms to obtain comprehensive professional liability coverage for a very competitive price.

Starting a new business is always challenging; however, it affords many important opportunities and benefits. To date, we have received positive feedback from our customers about the ease of doing business and the streamlined, simplified process that allows them to get the coverage they need at a price that is right for their level of risk. We invite you to visit www.protexure.com to share the experience.

In addition, we have enhanced shareholder value by diversifying our business model and leveraging our strengths in leadership, insurance and technology to be better positioned to compete in the marketplace. As a long standing reinsurer of accountants’ professional liability coverage and a recognized name in the industry, we are building a successful platform that can evolve to meet the needs of a diverse group of small to mid-sized professional services firms.

50th Consecutive Dividend

In 2009, the company paid semi-annual dividends of $.47 per share, with payments in March and September. The amount per share has remained consistent for the past five years, despite changes in market conditions, interest rates and declines in the fair value of our investments.

In March 2010 we achieved a significant milestone when the company issued its 50th consecutive dividend. Continuation of our semi-annual dividend payments is subject to the Board’s continuing evaluation of our level of surplus compared to our capacity to accept more business. One of our objectives is to build net worth to support future business expansion.

The value of our common shares is based on a commitment to utilize our insurance capacity for the benefit of our shareholders. There is no established public trading market for our common shares, however, we maintain a policy of repurchasing shares owned by our shareholders who are disabled, deceased or have retired from the practice of public accounting. For other shareholders who want to sell their shares and do not qualify in these categories, share repurchases are negotiated on a case by case basis.

Strong Capitalization and Restored Ratings

We are pleased that A. M. Best has reaffirmed our financial strength rating of “A-” (Excellent) and issuer credit rating of “a-.” The rating was downgraded in April 2009 to “A- under review with negative implications” because of the change in relationship with CNA. After reviewing our new business plan, A. M. Best restored our stable ratings later in the year to reflect our strong capitalization, experienced management team and niche expertise as a professional liability reinsurer. This independent opinion represents a vote of confidence about our company’s ability to meet its obligations to shareholders.

Other Highlights of the Year

Our Board of Directors is currently comprised of seven members, six of whom are CPAs—demonstrating our commitment to the accounting profession. In 2009 we elected Ron Katch as Chairman Emeritus. He is one of our founders, a practicing CPA for over five decades and a long time contributor to our organization.

We also expanded our corporate leadership with the addition of Kyle Nieman, who was named President and CEO of AmerInst Professional Services, Ltd. and its new brand, Protexure. He brings more than 25 years of insurance experience to the position and is joined by a talented team that has the technology-based systems and marketing expertise to build on our reputation in professional liability insurance.

We are looking forward to a good year. As we emerge with a new brand, we believe we are up to the challenge and are stronger, more competitive and positioned for the growth that lies ahead. It is an exciting time for us and we intend to share our progress with you along the way. Thank you for your continued support and commitment.

Sincerely,

Irvin F. Diamond, CPA
Chairman

Safe Harbor Statement under the Private Securities Reform Act of 1995

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to AmerInst’s ability to grow its business and to provide liability coverage at competitive prices, its ability to create a platform that provides liability coverage to a range of clients, the amount and timing of future shareholder dividends and its willingness to repurchase shares at book value upon the retirement, disability or death of a shareholder and the successful accumulation of capital for future expansion. Additionally, words such as “may,” “believe,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include difficult economic conditions and increased competitive pressures, unanticipated changes in insurance and reinsurance needs of potential clients, and higher than expected losses and other unforeseen events which require AmerInst to conserve its working capital. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.

We recorded net income of $5,751,537 in 2009, compared to a net loss of $633,783 in 2008. The net income recorded for the year ended December 31, 2009 is mainly attributable to the reduction of approximately $5,400,000 in loss and loss adjustment expense. This is in recognition of the positive development recorded as a result of updating the estimated liability for unpaid losses and loss adjustment expenses on the finalization of the Commutation Agreement with CNA, and the recovery from VSC, offset by a reduction in net premiums.

Net premiums earned decreased by 61.3% in 2009 to $3,235,446 from $8,367,209 in 2008. This decrease is due to the 2009 Reinsurance Treaties being rescinded and terminated retroactive to their inception and the decision not to renew the CAMICO contract.

Policy acquisition costs result primarily from ceding commissions paid to ceding companies and are contractually determined by reinsurance agreements.

Net investment income includes amounts earned on the Company’s investment portfolio and cash equivalents, and dividends on equity investments, net of investment expenses. Net investment income decreased by $716,661, or 48.3%, in 2009 to $766,512 from $1,483,173 in 2008. The decline in net investment income is due to a lower amount available for investment in 2009 compared to 2008. Net realized gain increased by $6,995,840 in 2009 to $2,437,589 from a net realized loss of $4,558,251 in 2008. The significant increase in realized gains recorded in 2009 was primarily related to realized gains on the sales of equity securities and a reduction in the recorded impairment charges in 2009 compared to 2008.

Invested assets, including investments, cash and cash equivalents and restricted cash and cash equivalents, decreased by $15,883,334, or 33.6%, to $31,355,538 in 2009 compared to $47,238,872 in 2008. The decrease was primarily due to the sale of investments from the Company’s fixed income investment portfolio to fund the payment to CNA of $20,550,000 as required by the Commutation Agreement. Investment yield of net investment income and net realized gains and losses in 2009, as of December 31, was 8.2% as compared to (5.9%) in 2008. This was due to the realized gains on sales of equity securities and a reduction in the recorded impairment charges in 2009 compared to 2008, and compared to the realized loss on investments in 2008. The investment yield of net investment income was 2.0% in 2009 and 2.9% in 2008.

Loss and loss adjustment recoveries of $2,924,184 were recorded in 2009 compared to loss and loss adjustment expenses of $1,261,347 in 2008. The 2009 recorded recoveries are as a result of (1) the reduction in loss reserves related to the CNA treaty following the determination of the ultimate settlement amount in view of the finalization of the Commutation Agreement, and (2) the recognition of the payment of $500,891 received from VSC to satisfy certain recoveries not previously remitted by VSC under retrocession contracts between AMIC Ltd. and VSC for the years 1989-1993. Our loss ratio, calculated as the ratio of losses and loss adjustment expenses to net premiums earned, was (90.4%) in 2009 and 15.1% in 2008.

Total operating and management expenses were $2,744,039 for 2009 compared to $2,284,767 for 2008, an increase of $459,272, primarily due to an increase in directors’ fees and expenses, management and professional fees, business development expenses and start-up costs of our new business venture.

The book value per share of the Company’s outstanding shares at December 31 was $39.99 per share in 2009 and $27.85 per share in 2008. The Company paid dividends during 2009 totaling $662,249, consisting of semi-annual dividends paid in March and September of $.47 per share. On February 28, 2010, the Board of Directors declared a semi-annual dividend of $.47 per share paid on March 15, 2010 to shareholders of record on February 28, 2010. Continuation of our semi-annual dividend payments, in March and September, is subject to the Board’s continuing evaluation of our level of surplus compared to our capacity to accept more business. One of the Board’s objectives is to build net worth to support future business expansion.

Results for the Year

book value per share

$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$28.08
$33.37
$36.17
$27.85
$39.99
Dec '05
Dec '06
Dec '07
Dec '08
Dec '09

The book value per share amounts have been adjusted retroactively for all periods presented to reflect the share dividend of two shares for every outstanding share which was completed in the second quarter of 2006.

net income (loss)

$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
($1,000,000)
$3,095,121
$3,312,962
$3,057,600
($633,783)
$5,751,537
Dec '05
Dec '06
Dec '07
Dec '08
Dec '09

stockholders' equity

$30,000,000
$27,500,000
$25,000,000
$20,000,000
$17,500,000
$15,000,000
$19,051,635
$25,480,424
$27,112,699
$20,756,244
$29,488,379
Dec '05
Dec '06
Dec '07
Dec '08
Dec '09

Protection for Generations of Professional Firms